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Exhibit 10.2

[SYNGENCE CORPORATION LETTERHEAD]

May 21, 2007

Mr. Ed Horton, Jr.
Executive Vice President
Syngence Corporation
24875 Eaton Lane
Laguna Niguel, CA 92677

Dear Ed:

        We are pleased to offer you the position of Executive Vice President at Syngence Corporation beginning as of the date of this letter. In this position, you will report to the Chief Executive Officer. Your base salary will be $185,000 per year. You will also be entitled to commissions based on the compensation plan below (see 2007 Compensation Plan below).

        You will be offered the right, upon execution by you of a Subscription Agreement relating thereto, to purchase up to 175,000 shares of Syngence Corp. common stock at a purchase price of $0.01/share. 75% of such shares shall be owned by you subject to the right of repurchase by Syngence described below. Subject to your continued employment with Syngence or an affiliate, the restriction will lapse in equal amounts on each of the first three anniversaries of your employment. Upon termination of your employment with Syngence or an affiliate, all of the shares then remaining restricted shall, for a period of thirty days following such termination, be subject to repurchase by Syngence at the original purchase price, without interest. Should there be a "change in control" of the company all of your stock would vest to you immediately.

        You will be eligible to participate in 401k plan, stock options, certain employee benefits, including group health insurance coverage, subject to the terms of the applicable health insurance plans. On your hire date, you will be begin accruing Paid Time Off (PTO) at the rate of 20 days per year, up to a maximum accrual of 40. No additional time will accrue until your accrued vacation falls below the maximum accrual amount. In the event that your employment is terminated without cause within the first year of employment, you will continue to be paid your salary and benefits in semi-monthly payments for six months from the date of termination. Severance terms are to be renegotiated after your initial year of employment. Additional information concerning these benefits and the eligibility requirements for each will be available to you when you start work. Benefit programs are reviewed and modified periodically at the Company's discretion.

        This offer is contingent upon your agreement to the enclosed Proprietary Information, Non-Competition and Inventions Assignment Agreement. Please sign and return that form to me along with your signed acceptance of this letter. In addition, this offer is also contingent upon your presentation of adequate documentation confirming your eligibility for employment in the United States. On or before your first day of employment, please bring with you documents verifying your eligibility to work in the United States.

        This offer and employment is contingent upon and subject to all other Company policies, procedures and handbooks. It is also contingent upon confirmation that you are not prevented from working for Syngence due to any restrictive covenant you may have signed.

        Employment at Syngence is at all times at-will, meaning that either you or the Company may terminate the employment relationship at any time with or without cause or notice.

        If you have any questions about this offer of employment, please don't hesitate to call. I look forward to working with you.

Sincerely,

/s/ GEORGE NOGA

George Noga
President/CEO

        I accept this offer of at will employment under the terms specified above and have signed the enclosed Proprietary Information, Non-Competition and Inventions Assignment Agreement, which I understand is a term and condition of my employment at Syngence Acquisition Corporation. I understand that either I or Syngence may terminate this employment relationship at will at any time with or without cause or notice.

/s/ ED HORTON, JR. Ed Horton, Jr. Executive Vice President Syngence Corporation
5-23-07 Date

Commission/Bonus Plan

Executive Vice President
2007 Comp Plan
Compensation

Processing Bonus

Service Revenue	%	Bonus	Comments
$ starting at 3,000,001	2.5%	$75,000
$ up to 4,000,001	2.75%	$110,000
$ over 5,000,001	3.0%	$150,000

All services revenue that is invoiced by the company.

Software Revenue

All software revenue (net of channel cost) paid
Out at 5%

2007 software revenue projection of $1,000,000.

Projected Bonus	$50,000

All revenue that is processed through our SPS partners.

2007 Salary	Annual Vacation Weeks	Annual Sick days
$185,000	4 weeks	5 days

There will be a cap of all bonus compensation of $400,000 for the year $2007.

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  Exhibit 10.2